Exhibit 99.1
Aptar Reports First Quarter 2025 Results
Crystal Lake, Illinois, May 1, 2025 -- AptarGroup, Inc. (NYSE:ATR), a global leader in drug and consumer product dosing, dispensing and protection technologies, today reported the following first quarter results for the period ended March 31, 2025, as compared to the corresponding period of the last fiscal year.
First Quarter 2025 Highlights (compared to the prior year quarter)
•Reported sales of $887 million, a 3% decrease, and reported net income of $79 million, a 5% decrease
•Core sales were flat and adjusted EBITDA increased 3% from the prior year to $183 million
•Adjusted EBITDA margin of 20.7%, with margin expansion of 120 basis points
•Reported earnings per share of $1.17
•Adjusted earnings per share of $1.20, excluding the impact of currency effects and change in tax rate, earnings per share would have increased 5%
•Pharma’s proprietary drug delivery systems* reported sales grew 2% and core sales grew 4% in the quarter
•Returned approximately $110 million to shareholders, including $80 million of share repurchases
“Our pharma and closures segments delivered solid results with increased product sales in the quarter. We saw growing demand for our dosing, dispensing and protection technologies across a number of end markets including central nervous system therapeutics, emergency medicines, weight and diabetes management, as well as food, beverage and personal care. We also returned about $110 million to shareholders through dividends and share repurchases, more than half a million shares were repurchased for $80 million,” said Stephan B. Tanda, Aptar President and CEO.
First Quarter Results
For the quarter ended March 31, 2025, reported sales decreased 3% to $887.3 million compared to $915.4 million in the prior year. Core sales were flat with the prior year quarter.

First Quarter Segment Sales Analysis (Change Over Prior Year)
	Aptar Pharma	Aptar Beauty	Aptar Closures	Total AptarGroup
Reported Sales Growth	1%	(7)%	(5)%	(3)%
Currency Effects (1)	2%	4%	3%	3%
Acquisitions	0%	0%	0%	0%
Core Sales Growth	3%	(3)%	(2)%	0%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.
Aptar Pharma’s reported sales increased 1% and core sales increased 3% in the quarter, following core sales growth of 13% in the prior year period. The segment’s positive results were driven by continued demand for proprietary drug delivery systems used for emergency medicines and central nervous system therapies, especially for depression and seizures, as well as asthma, COPD and ophthalmic treatments. Injectables faced a challenging comparison from the prior year quarter – core sales grew 54% in the first quarter of 2024, a catch-up period following an enterprise resource planning system implementation. Active material science core sales grew 11%, due to increased demand from diabetes protection technologies. Adjusted EBITDA margins grew 230 basis points in the quarter, with royalty revenues helping drive adjusted EBITDA margins to 34.8%.
* Proprietary Drug Delivery Systems includes prescription, consumer healthcare and digital health divisions.

Aptar Beauty’s reported sales decreased 7% and core sales were down 3% compared to the prior year quarter primarily due to lower prestige fragrance volumes. Sales for personal care and home care products continued to show strong growth but could not offset lower demand in certain beauty dispensing technologies. Market demand in China continues to improve progressively for beauty dispensing systems. Adjusted EBITDA margins decreased slightly, by 50 basis points, to 12.1% due primarily to lower prestige fragrance volumes.
Aptar Closures’ reported sales decreased 5% from the prior year quarter and core sales decreased 2%. The solid product sales growth in the quarter was offset by meaningfully lower tooling sales from the prior year period and unprofitable sales in Argentina that the company chose to no longer service during late 2024. Without these headwinds, core sales would have increased by 3%. Adjusted EBITDA margins improved to approximately 15.8%, expanding by 80 basis points.
Aptar reported first quarter earnings per share of $1.17 compared to $1.23 reported a year ago. Adjusted earnings per share, excluding restructuring charges, acquisition costs, and the unrealized gains or losses on an equity investment, were $1.20 compared to the prior year period’s adjusted earnings per share of $1.22, including comparable exchange rates. The first quarter effective tax rate was 26% compared to the prior year period’s effective tax rate of 20%. The higher effective tax rate for the three months ended March 31, 2025 reflects the estimated impact of the temporary 2025 surtax enacted in France during the quarter and lower tax benefits from share-based compensation. The tax rate for 2024 also reflects tax incentives in certain non-U.S. jurisdictions from intellectual property development activities.
Outlook
Regarding Aptar’s outlook, Tanda stated, “We expect to build on our solid start to the year as we head into the second quarter, with positive contributions from all three segments. As a leader in dosing, dispensing and protection technologies, we are well positioned across a number of resilient end markets, including medications for chronic diseases and consumer staples that are relied upon by millions of people every day, even in uncertain economic conditions. In addition, our robust, long-standing, in-region for-region supply chain structure allows us to be agile and flexible in a dynamic marketplace.”
Aptar currently expects earnings per share for the second quarter of 2025, excluding any restructuring expenses, changes in the fair value of equity investments and acquisition costs, to be in the range of $1.56 to $1.64. This guidance is based on an effective tax rate range of 19% to 21%, primarily due to a one-time tax benefit, with a comparable adjusted prior year effective tax rate of 24%. The earnings per share guidance range is based on current spot rates for all currencies.
Cash Dividends and Share Repurchases
As previously announced, Aptar’s Board of Directors approved a quarterly cash dividend of $0.45 per share. The payment date is May 22, 2025, to stockholders of record as of May 1, 2025. During the first quarter, Aptar repurchased 548 thousand shares for $80 million. Aptar may repurchase shares through the open market, privately negotiated transactions or other programs, subject to market conditions.
Open Conference Call
There will be a conference call held on Friday, May 2, 2025 at 8:00 a.m. Central Time to discuss the company’s first quarter results for 2025. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations website at investors.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.
About Aptar
Aptar is a global leader in drug and consumer product dosing, dispensing and protection technologies. Aptar serves a number of attractive end markets including pharmaceutical, beauty, food, beverage, personal care and home care. Using market expertise, proprietary design, engineering and science to create innovative solutions for many of the world’s leading brands, Aptar in turn makes a meaningful difference in the lives, looks, health and homes of millions of patients and consumers around the world. Aptar is headquartered in Crystal Lake, Illinois and has more than 13,000 dedicated employees in 20 countries. For more information, visit www.aptar.com.

Presentation of Non-GAAP Information
This press release refers to certain non-GAAP financial measures, including current year adjusted earnings per share and adjusted EBITDA, which exclude the impact of restructuring initiatives, acquisition-related costs, certain purchase accounting adjustments related to acquisitions and investments and net unrealized investment gains and losses related to observable market price changes on equity securities. Core sales and adjusted earnings per share also neutralize the impact of foreign currency translation effects when comparing current results to the prior year. Adjusted EBITDA is defined as earnings before net interest, taxes, depreciation, amortization, restructuring initiatives, acquisition-related costs, net unrealized investment gains and losses related to observable market price changes on equity securities and other special items. Adjusted EBITDA margin is adjusted EBITDA divided by reported net sales. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. Aptar’s management believes these non-GAAP financial measures provide useful information to our investors because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect Aptar’s core operating performance. These non-GAAP financial measures also provide investors with certain information used by Aptar’s management when making financial and operational decisions. Free cash flow is calculated as cash provided by operating activities less capital expenditures plus proceeds from government grants related to capital expenditures. We use free cash flow to measure cash flow generated by operations that is available for dividends, share repurchases, acquisitions and debt repayment. We believe that it is meaningful to investors in evaluating our financial performance and measuring our ability to generate cash internally to fund our initiatives. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables. Our outlook is provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as exchange rates and changes in the fair value of equity investments, or reliably predicted because they are not part of the company's routine activities, such as restructuring and acquisition costs.

This press release contains forward-looking statements, including certain statements set forth under the “Outlook” section of this press release. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential,” “continues” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results or other events may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to: geopolitical conflicts worldwide including the invasion of Ukraine by the Russian military and the resulting indirect impact on demand from our customers selling their products into these countries, as well as rising input costs and certain supply chain disruptions; cybersecurity threats against our systems and/or service providers that could impact our networks and reporting systems; the availability of raw materials and components (particularly from sole sourced suppliers for some of our Pharma solutions) as well as the financial viability of these suppliers; lower demand and asset utilization due to an economic recession either globally or in key markets we operate within; economic conditions worldwide, including inflationary conditions and potential deflationary conditions in other regions we rely on for growth; competition, including technological advances; significant tariffs and other restrictions on foreign imports imposed by the U.S. and related countermeasures taken by impacted foreign countries; the execution of our fixed cost reduction initiatives, including our optimization initiative; our ability to successfully implement facility expansions and new facility projects; fluctuations in the cost of materials, components, transportation cost as a result of supply chain disruptions and labor shortages, and other input costs; significant fluctuations in foreign currency exchange rates or our effective tax rate; the impact of tax reform legislation, changes in tax rates and other tax-related events or transactions that could impact our effective tax rate; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; changes in customer and/or consumer spending levels; loss of one or more key accounts; our ability to offset inflationary impacts with cost containment, productivity initiatives and price increases; changes in capital availability or cost, including rising interest rates; volatility of global credit markets; our ability to identify potential new acquisitions and to successfully acquire and integrate such operations, including the successful integration of the businesses we have acquired; our ability to build out acquired businesses and integrate the product/service offerings of the acquired entities into our existing product/service portfolio; direct or indirect consequences of acts of war, terrorism or social unrest; the impact of natural disasters and other weather-related occurrences; fiscal and monetary policies and other regulations; changes, difficulties or failures in complying with government regulation, including FDA or similar foreign governmental authorities; changing regulations or market conditions regarding environmental sustainability; our ability to retain key members of management and manage labor costs; work stoppages due to labor disputes; our ability to protect and defend our intellectual property rights, as well as litigation involving intellectual property rights; the outcome of any legal proceeding that has been or may be instituted against us and others; our ability to meet future cash flow estimates to support our goodwill impairment testing; the demand for existing and new products; the success of our customers’ products, particularly in the pharmaceutical industry; our ability to manage worldwide customer launches of complex technical products, particularly in developing markets; difficulties in product development and uncertainties related to the timing or outcome of product development; significant product liability claims; and other risks associated with our operations. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and Form 10-Qs. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts
Investor Relations Contact:
Mary Skafidas
mary.skafidas@aptar.com
815-479-5530
Media Contact:
Katie Reardon
katie.reardon@aptar.com
815-479-5671

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended March 31,
	2025	2024

Net Sales	$887,305	$915,448
Cost of Sales (exclusive of depreciation and amortization shown below)	550,891	582,756
Selling, Research & Development and Administrative	155,277	152,780
Depreciation and Amortization	65,647	64,349
Restructuring Initiatives	2,042	3,480
Operating Income	113,448	112,083
Other Income (Expense):
Interest Expense	(11,351)	(10,175)
Interest Income	2,814	2,898
Net Investment (Loss) Gain	(1,096)	592
Equity in Results of Affiliates	2,086	(221)
Miscellaneous Income, net	114	(859)
Income before Income Taxes	106,015	104,318
Provision for Income Taxes	27,352	21,385
Net Income	$78,663	$82,933
Net Loss Attributable to Noncontrolling Interests	135	171
Net Income Attributable to AptarGroup, Inc.	$78,798	$83,104
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$1.19	$1.26
Diluted	$1.17	$1.23

Average Numbers of Shares Outstanding:
Basic	66,271	66,064
Diluted	67,491	67,432

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
($ In Thousands)
Consolidated Balance Sheets

	March 31, 2025	December 31, 2024
ASSETS

Cash and Equivalents	$125,839	$223,844
Short-term Investments	10,982	2,337
Accounts and Notes Receivable, Net	742,703	658,057
Inventories	483,520	461,807
Prepaid and Other	148,723	132,338
Total Current Assets	1,511,767	1,478,383
Property, Plant and Equipment, Net	1,489,398	1,447,150
Goodwill	954,292	936,256
Other Assets	571,631	570,489
Total Assets	$4,527,088	$4,432,278

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-Term Obligations	$445,386	$338,285
Accounts Payable, Accrued and Other Liabilities	762,638	729,996
Total Current Liabilities	1,208,024	1,068,281
Long-Term Obligations	561,165	688,066
Deferred Liabilities and Other	206,365	190,007
Total Liabilities	1,975,554	1,946,354

AptarGroup, Inc. Stockholders' Equity	2,537,558	2,471,888
Noncontrolling Interests in Subsidiaries	13,976	14,036
Total Stockholders' Equity	2,551,534	2,485,924

Total Liabilities and Stockholders' Equity	$4,527,088	$4,432,278

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Three Months Ended March 31, 2025

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$887,305	$409,467	$305,707	$172,131	$—	$—

Reported net income	$78,663
Reported income taxes	27,352
Reported income before income taxes	106,015	111,112	16,681	12,333	(25,574)	(8,537)
Adjustments:
Restructuring initiatives	2,042	190	395	1,352	105
Net investment loss	1,096	—	—	—	1,096
Adjusted earnings before income taxes	109,153	111,302	17,076	13,685	(24,373)	(8,537)
Interest expense	11,351					11,351
Interest income	(2,814)					(2,814)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	117,690	111,302	17,076	13,685	(24,373)	—
Depreciation and amortization	65,647	31,148	20,062	13,575	862
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$183,337	$142,450	$37,138	$27,260	$(23,511)	$—

Reported net income margins (Reported net income / Reported Net Sales)	8.9%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	20.7%	34.8%	12.1%	15.8%

	Three Months Ended March 31, 2024

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$915,448	$407,293	$327,320	$180,835	$—	$—

Reported net income	$82,933
Reported income taxes	21,385
Reported income before income taxes	104,318	103,352	17,196	12,870	(21,823)	(7,277)
Adjustments:
Restructuring initiatives	3,480	24	2,710	760	(14)
Net investment gain	(592)	—	—	—	(592)
Adjusted earnings before income taxes	107,206	103,376	19,906	13,630	(22,429)	(7,277)
Interest expense	10,175					10,175
Interest income	(2,898)					(2,898)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	114,483	103,376	19,906	13,630	(22,429)	—
Depreciation and amortization	64,349	28,802	21,228	13,531	788	—
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$178,832	$132,178	$41,134	$27,161	$(21,641)	$—

Reported net income margins (Reported net income / Reported Net Sales)	9.1%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	19.5%	32.5%	12.6%	15.0%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended March 31,
	2025	2024

Income before Income Taxes	$106,015	$104,318

Adjustments:
Restructuring initiatives	2,042	3,480
Net investment loss (gain)	1,096	(592)
Foreign currency effects (1)		(3,307)
Adjusted Earnings before Income Taxes	$109,153	$103,899

Provision for Income Taxes	$27,352	$21,385

Adjustments:
Restructuring initiatives	506	891
Net investment loss (gain)	269	(145)
Foreign currency effects (1)		(678)
Adjusted Provision for Income Taxes	$28,127	$21,453

Net Loss Attributable to Noncontrolling Interests	$135	$171

Net Income Attributable to AptarGroup, Inc.	$78,798	$83,104

Adjustments:
Restructuring initiatives	1,536	2,589
Net investment loss (gain)	827	(447)
Foreign currency effects (1)		(2,629)
Adjusted Net Income Attributable to AptarGroup, Inc.	$81,161	$82,617

Average Number of Diluted Shares Outstanding	67,491	67,432

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$1.17	$1.23

Adjustments:
Restructuring initiatives	0.02	0.04
Net investment loss (gain)	0.01	(0.01)
Foreign currency effects (1)		(0.04)
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$1.20	$1.22
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.

AptarGroup, Inc.
Reconciliation of Free Cash Flow to Net Cash Provided by Operations (Unaudited)
(In Thousands)

	Three Months Ended March 31,
	2025	2024

Net Cash Provided by Operations	$82,742	$92,333
Capital Expenditures	(56,862)	(75,661)
Free Cash Flow	$25,880	$16,672

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ending June 30,
	Expected 2025	2024

Income before Income Taxes		$118,246

Adjustments:
Restructuring initiatives		2,315
Net investment loss		140
Transaction costs related to acquisitions		140
Foreign currency effects (1)		(111)
Adjusted Earnings before Income Taxes		$120,730

Provision for Income Taxes		$27,788

Adjustments:
Restructuring initiatives		567
Net investment loss		34
Transaction costs related to acquisitions		35
Foreign currency effects (1)		(26)
Adjusted Provision for Income Taxes		$28,398

Net Loss Attributable to Noncontrolling Interests		$(4)

Net Income Attributable to AptarGroup, Inc.		$90,454

Adjustments:
Restructuring initiatives		1,748
Net investment loss		106
Transaction costs related to acquisitions		105
Foreign currency effects (1)		(85)
Adjusted Net Income Attributable to AptarGroup, Inc.		$92,328

Average Number of Diluted Shares Outstanding		67,575

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (3)		$1.34

Adjustments:
Restructuring initiatives		0.03
Net investment loss		—
Transaction costs related to acquisitions		—
Foreign currency effects (1)		—
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$1.56 - $1.64	$1.37
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current spot rates for all applicable foreign currency exchange rates.
(2) AptarGroup’s expected earnings per share range for the second quarter of 2025, excluding any restructuring expenses, acquisition costs and changes in fair value of equity investments, is based on an effective tax rate range of 19% to 21%. This tax rate range compares to our second quarter of 2024 effective tax rate of 24% on reported earnings and adjusted earnings per share.